EXHIBIT 99.
                                FONAR CORPORATION

     PRESS RELEASE                                           The  MRI Specialist
For    Immediate   Release                                   An ISO 9001 Company

Contact:    Daniel Culver,                                   110  Marcus   Drive
Director of Communications                                   Melville, NY  11742
David Terry, VP, Secretary                                   Tel:   631/694-2929
FONARinvestor @ fonar. com                                   Fax:   631/390-9540
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                       FONAR REPORTS THIRD FISCAL QUARTER
        FONAR Stand-Up MRI Sales Continue Positive Impact On Bottom Line

MELVILLE, NEW YORK, May 15, 2003 - FONAR Corporation (NASDAQ-FONR), The MRI Specialist(TM), reported today that during the first nine months of fiscal 2003 ending March 31, 2003, revenues climbed to $39.0 million as compared to $29.4 million for the same period one year earlier, a 33 % increase. FONAR recognizes MRI scanner sales revenues on the "percentage of completion" basis, which means the revenues are shown as earned as the scanner is manufactured. The net loss was $12.0 million, or $0.16 basic and diluted net loss per share for the first nine months of fiscal 2003, as compared to a net loss of $13.6 million, or $0.22 basic and diluted net loss per share for the first nine months of fiscal 2002, an approximate 12% narrowing of losses.

During the first nine months of fiscal 2003 the Company received orders for 12 FONAR Stand-Up(TM) MRI scanners, as compared to orders for eight during the same period last year.

Economies of scale continued to be advantageous as the Company recognized $6.3 million in gross profit from MRI product sales for the first nine months of fiscal 2003. The Company improved its gross profit margin on MRI product sales to 35% from 28% for the same period a year earlier.

At March 31, 2003 cash, cash equivalents and marketable securities were $9.8 million. This compares to $10.6 million at December 31, 2002 and $13.1 million at June 30, 2002. A principal use of cash during the nine month period was the repayment of long-term debt and capital lease obligations in the amount of $2.3 million.

MRI equipment sales increased dramatically by 161%, from $6.9 million for the first nine months of fiscal 2002 to $18.0 million for the first nine months of fiscal 2003, reflecting increased sales of the FONAR Stand-Up(TM) MRI. Service and repair revenues increased by 13%, from $1.6 million to $1.8 million for the same periods. Overall revenues recognized by the Company's MRI equipment manufacturing and service business increased by 109% from $10.4 million in the first nine months of fiscal 2002 to $21.7 million in the first nine months of fiscal 2003.

The Company's subsidiary, Health Management Corporation of America (HMCA), which provides physician and diagnostic management services, experienced an operating loss of $2.4 million for the first nine months of fiscal 2003 compared to operating income of $782,000 for the first nine months of fiscal 2002. The decline in HMCA income was principally attributable to the closing of facilities and reduced revenues from two sites while they were in the process of installing FONAR Stand-Up(TM) MRI scanners.

Shortly following the end of the third fiscal quarter of 2003, HMCA sold A&A Services, Inc., a physician practice management company. The Company expects to recognize a gain of approximately $500,000 on the sale in the fourth quarter of fiscal 2003.

Included in HMCA's operating loss for the first nine months of fiscal 2003 is approximately $729,000 in operating income from the management of its first FONAR Stand-Up(TM) MRI scanning center in Islandia, New York. During the third and fourth quarters HMCA completed the installation of two additional FONAR Stand-Up(TM) MRI scanners in Bensonhurst, Brooklyn and Staten Island, New York.

                        CONDENSED STATEMENT OF OPERATIONS

                          Three months ended             Nine months ended
                               March 31,                      March 31,
                        2003            2002            2003            2002
                     -----------    -----------      -----------    -----------
REVENUES             $ 9,775,000    $10,451,000     $ 39,006,000    $ 29,366,000
NET LOSS             $(6,326,000)   $(5,050,000)    $(11,952,000)   $(13,607,000
BASIC AND DILUTED
NET LOSS PER SHARE        $(0.08)        $(0.08)          $(0.16)        $(0.22)
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 Be sure to visit FONAR's Web site for Company product and investor information:
                                  www.fonar.com

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.
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